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Contact:  Thomas L. Carter, Chief Financial Officer, (317) 715-4195

DERRICK WALKER STEPS DOWN FROM CART BOARD OF DIRECTORS

INDIANAPOLIS - August 19, 2003 - Championship Auto Racing Teams, Inc. (NYSE:
MPH) announced today that team owner Derrick Walker has relinquished his position as a member of the Championship Auto Racing Teams, Inc. Board of Directors, effective immediately. In making his decision, Mr. Walker cited that he was sensitive to the potential for an appearance of a conflict of interest in connection with decisions regarding the future of the company, and that he felt his resignation was in the best interests of the company and its shareholders.

Chris Pook, CART's President and CEO, offered his thanks to Mr. Walker for the contributions he made as a Board member. "Mr. Walker has provided the CART Board of Directors with useful insight and expertise during his tenure and will be missed," Pook said. "We appreciate the time and effort he has devoted to CART, his wise counsel and his support of the series."

ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

Championship Auto Racing Teams, Inc. (NYSE: MPH) owns, operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing and Walker Racing will compete with many new teams this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Reynard Motorsport and Bridgestone/Firestone North American Tire, LLC. The 19-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford will be broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART's open-wheel racing series at www.champcarworldseries.com.






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